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                                                                    EXHIBIT 99.1

                          HEALTHCARE RECOVERIES, INC.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 ("the Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Healthcare Recoveries, Inc. ("HCRI" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties, which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of HCRI. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, HCRI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     HCRI provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

REGULATORY AND POLITICAL RISKS

     General. From time to time, legislation is introduced in Congress and in various state legislatures which would materially affect the Company's business. The most significant legislation, laws and regulations may, for clarity, be grouped into three categories:

     - Legislation that would substantially limit the ability of healthcare insurers to recover from third-parties accident-related medical benefits incurred by injured insureds ("Health Insurance Primacy Laws");
     - Legislation that would substantially limit the Company's ability to receive and utilize individual claim information from healthcare insurers ("Confidentiality Laws"); and
     - Other federal and state laws.

     The following identifies specific risks in these three categories:

  Health Insurance Primacy Laws

     Auto Choice Reform Act. In each of the last two sessions of Congress, legislation known as the "Auto Choice Reform Act of 1997" (the "Proposed Act") was introduced, but not enacted. Proponents of these bills have expressed intent to introduce a similar bill in 1999. Under this Proposed Act, in those states not opting out of its provisions, individual drivers may choose to be covered by an auto insurance system in which healthcare insurers, with some exceptions, could be made primarily responsible for healthcare costs incurred by those injured in automobile accidents. Consequently, even if insured's injuries were caused by the negligence of another driver, the healthcare insurer might have no rights of recovery against the negligent party or that party's liability insurer. Revenue generated from recoveries against automobile liability insurers
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represented approximately 67% of the Company's 1998 revenues. Should this or similar legislation be enacted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

     Proponents of the proposed legislation assert that (i) the costs of operating a motor vehicle are excessive due to legal and administrative costs associated with the processing of claims under the fault-based liability system; and (ii) the costly fault-based liability insurance system often fails to provide compensation commensurate with loss and takes too long to pay benefits.

     Even if the Proposed Act is ultimately abandoned, these policy reasons may result in future legislation designed to significantly alter the fault-based liability system used in most states, eliminate recovery rights of healthcare insurers and adversely affect the Company's business.

     Certain No Fault Insurance Systems. Certain states have adopted versions of automobile "no fault" insurance systems in which the injured party's health insurance carrier or provider is primarily responsible for healthcare related expenses (and not the responsible party and his or her insurer or the injured insured's automobile liability insurer). In 1996, California voters rejected a no-fault automobile insurance measure, Proposition 200, which would have required drivers with bodily injuries to be compensated by their own healthcare insurers. Although Proposition 200 was rejected by the voters, there can be no assurance that similar measures will not again be presented in a ballot initiative or as legislation in California or elsewhere in the future. Growth in the number of states adopting similar systems could significantly reduce the amounts otherwise recoverable by the Company in connection with automobile injuries in such states.

  Confidentiality Laws

     Confidentiality Provisions of the Health Insurance Portability and Accountability Act of 1996. Section 262 of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (42 U.S.C. sec. 1177) prohibits any person from knowingly obtaining or disclosing individually identifiable health information relating to an individual in violation of the standards established by the Secretary of the Department of Health and Human Services (the "Secretary") relating to the electronic transmission of healthcare information in connection with certain categories of transactions described in the statute.
Section 264 of the HIPAA requires the Secretary to issue recommendations on standards with respect to the privacy of individually identifiable health information. In September 1997, the Secretary submitted such recommendations to Congress. Section 264 of the HIPAA also provides that if legislation governing standards with respect to the privacy of individually identifiable health information is not enacted by August 1999, the Secretary will be required to issue final regulations containing such standards no later than February 2000. During 1998, the Secretary issued several proposed rules that outline security standards for healthcare information that is maintained or transmitted electronically, including standards for electronic signatures; electronic transaction standards, a standard employer identification number and requirements concerning its implementation; and a standard healthcare provider identifier and requirements concerning its implementation. The comment periods for these proposed rules have ended; however, none of the rules have been issued in final form. In addition to rules proposed by the Secretary, several bills containing provisions relating to the privacy of individually identifiable health information were introduced during the 105th Congress. Thus far in the 106th Congress, several managed care bills have been introduced that contain provisions relating to the confidentiality of patient information. It is anticipated that more comprehensive privacy legislation will be introduced later in this Congress. The provisions of future federal legislation and regulations could impair or prevent the acquisition and use by the Company of claims and insurance information necessary to process recovery claims on behalf of its clients. In addition, state laws governing privacy of insurance records and related matters may significantly affect the Company's business.

  Other Federal and State Laws

     Changes in the regulation of insurance and debt collection could also affect the Company's business. Similarly, changes in law that would bar healthcare subrogation or impair an injured party's ability to collect insured damages (that is, an injured person would be prevented from recovering from the wrongdoer damages

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for accident-related medical benefits covered by health insurance) could similarly adversely affect the Company's business. Existing debt collection laws also may be amended or interpreted in a manner that could adversely affect the Company's business. Additionally, although the Company does not believe that it engages in the unauthorized practice of law, changes in the law or a judicial or administrative decision defining some of the Company's activities as the practice of law, could have a material adverse effect on the Company's business.

  Certain Legal Doctrines

     With respect to recoverable claims, the rights of subrogation and reimbursement may be limited in some cases by (i) the "made whole doctrine," which may limit the healthcare provider's ability to recover when the settlement damage award received by the injured party is inadequate to cover the injured party's damages; and (ii) the "common fund doctrine," which permits plaintiff's attorneys to determine their compensation based on the entire amount covered by a damage award and may, in some cases, proportionally diminish the amount recoverable by HCRI on behalf of the healthcare payor out of that damage award.

DEPENDENCE ON LARGE CLIENTS

     The Company's clients include national and regional healthcare payors, large third-party administrators or self-insured corporations. The loss of one or more of the Company's clients could have a material adverse effect on the Company's business, results of operations, financial condition and stock price. During the last three years, HCRI has lost eleven clients representing approximately 4.3 million lives. Terminations occurred due to consolidations, where another existing vendor was chosen and where a client took the work in-house. The Company has recently re-signed one of these clients representing
1.5 million lives. The Company's revenues are earned under written contracts with its clients that provide for contingency fees from recoveries under a variety of pricing regimes. These contracts are generally terminable on 60 to 180 days' notice by either party. However, the Company's contracts provide that in the event of termination, the Company is generally entitled to complete the recovery process on the backlog for that client. See "Marketing, Sales and Client Services" section.

LENGTHY REVENUE CYCLE AND FLUCTUATION IN OPERATING RESULTS

     The Company's operating results may fluctuate from time to time as a result of a number of factors. These factors include but are not limited to:

     - the addition of new clients;
     - the cancellation of client contracts;
     - the postponement of client decisions to enter into contracts;
     - delays in transmission of clients' claims data;
     - changes in prices offered to new clients;
     - timing of acquisitions; and
     - introduction of new services or introduction of new technologies to the Company's business processes.

     HCRI expends substantial time, effort and funds to install lives and generate active files. As a result, HCRI incurs expenses related to its revenue before it is received which can result in fluctuations in operating results.

     In particular, during a fiscal quarter it is difficult to forecast when and how much client claims data will be received. The Company's clients continuously update and modify their claims and medical encounter processing systems often causing delays in or errors to the transmission of claims data. The Company's expense levels are based in part on expectations of future receipt of claims data and the Company has been significantly increasing and intends to continue to increase operating expenditures and working capital balances as it expands its operations. Specifically, material increases in new clients and lives installed, and consequently client claims data received, will cause the Company to increase its operating capacity before it expects to earn revenues from such new clients. If operating results in any particular quarter do not meet the expectations of securities analysts it is likely to cause volatility in the price of the Company's Common Stock.
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LITIGATION

     The Company is engaged in the business of identifying and recovering subrogation and related claims of its clients, many of which arise in the context of personal injury lawsuits. As such, the Company operates in a litigation-intensive environment. The Company has, from time to time, been, and in the future expects to be, named as a party in litigation incidental to its business operations. To date, the Company has not been involved in any litigation which has had a material adverse effect upon the Company, but there can be no assurance that pending litigation or future litigation will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company is also party to a putative class action lawsuit (the "Lawsuit"). The Lawsuit seeks monetary damages from the Company on the basis that the Company recovered from responsible parties the "reasonable value" of medical treatment provided by medical providers rather than the amounts actually paid by certain healthcare payors who had a discounted fee-for-service ("DFS") arrangement, capitation arrangement or other payment arrangement that did not involve solely fee-for-service arrangements with the medical providers. Under a typical capitation arrangement, a medical provider is paid a flat periodic fee for each patient referred by a healthcare payor and the medical provider contractually bears the risk of the amount of services needed by the potential patient group. Thus, specific services rendered by these medical providers do not correspond directly to a specific payment by the healthcare provider. In addition to monetary damages, the Lawsuit seeks injunctive relief preventing the Company from pursuing recoveries in excess of the amounts actually paid by its clients. The Company's current policy is not to seek recovery of the "reasonable value" of medical treatment in DFS arrangements, but the Company does collect the "reasonable value" of medical treatment under capitation and certain other payment arrangements. The Company's clients determine such "reasonable value" according to their internal procedures. If the Lawsuit or another lawsuit seeking relief under similar theories were to be successful, it could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

     HCRI competes primarily with the internal recovery departments of potential customers and other subrogation recovery service vendors. To the Company's knowledge, there are two smaller, but significant, independent providers of subrogation recovery services in addition to HCRI. Both independent competitors preceded HCRI's entry into the recovery industry, and no major competitors have entered the market since that time. HCRI believes that it has competitive advantages in the bulk of its market, including process expertise, capital requirements necessitated by the unusually long revenue cycle in the recovery industry, assembling and training a qualified and productive employee base possessing appropriate industry expertise, and an information processing system designed to aid investigators and examiners engaged in the recovery process. However, there are participants in the healthcare insurance and transaction processing industries that possess sufficient capital, and managerial and technical expertise to develop competitive services.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of members of the Company's senior management and other key sales, marketing, computer systems and operations personnel, and the loss of any such persons could have a materially adverse effect on the business of the Company. The Company's success also depends upon its ability to attract and retain highly qualified and skilled managerial, sales, marketing and computer software development and operations personnel, the competition for whom is intense. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel, which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not maintain key man insurance. The Company has employment agreements with Patrick B. McGinnis, Chairman and Chief Executive Officer, Debra M. Murphy, Corporate Executive Vice President -- Operations, HRI Division, Douglas R. Sharps, Corporate Executive Vice President -- Finance and Administration Chief Financial Officer and Secretary, Kevin O'Donnell, Corporate Executive Vice President -- SAI Sales Division, and Marcia Deutsch, Corporate Senior Vice President and President, MedCap Division.
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     HCRI employs, and facilitates the development of, skilled
knowledge-workers. HCRI maintains an extensive, in-house training program, which it believes is attractive to employees and essential in developing the necessary industry-specific skills. All HCRI employees participate in one of four incentive compensation plans, depending upon the responsibilities of each employee. The Company believes the tight labor market could have an impact on future hiring. HCRI employed approximately 495 persons as of December 31, 1998.

UPGRADE OF INFORMATION MANAGEMENT SYSTEM AND LOSS OF PROPRIETARY TECHNOLOGY

     The SubroSystem and its Upgrade.

     System Upgrade. Although the SubroSystem, a key component of HCRI's recovery process, historically served the Company's operational and management information needs, HCRI developed a plan (the "System Upgrade") under which it would, over a 24-month to 36-month period, migrate the SubroSystem to a modern network operating system and database architecture. The System Upgrade includes a detailed process for the comprehensive testing of all key elements prior to implementation of each step of the upgrade.

     At the end of January 1998, HCRI successfully migrated the SubroSystem to a Windows NT environment, the first step of the System Upgrade. In the course of migration, the Company encountered technical difficulties generally of the type and number management believes are common with conversions of similar size and scope. Following migration, HCRI has continued to maintain an inventory of platform components for redundancy, to store on-line data on redundant devices, and, on a daily basis, to copy all on-line storage systems to magnetic tapes, which are then removed to a security vault off-site. HCRI's systems department handles development and maintenance of the SubroSystem.

     Work was completed in late 1998 on the second step of the System Upgrade for the creation of a logical data model to support subrogation and other processes. This work resulted in the initial implementation of a relational database to support data warehousing. Planning for the last step of the System Upgrade, the migration of data and process to the new platform, is presently underway. The Company expects that it will complete the last step of the System Upgrade during the latter part of 2000. As of December 31, 1998, the Company has spent approximately $3.3 million on the System Upgrade.

     There can be no assurance that the implementation of the System Upgrade (or any part of it) will be successful, that it will be within budget, or that the implementation of the System Upgrade (or any part of it) will not have an adverse effect on the Company's business, results of operations or financial condition. Furthermore, because the SubroSystem is proprietary, industry-specific software, the absence of complete and detailed written documentation with respect to the SubroSystem's functioning and code structure make the Company dependent on existing staff, who are skilled in its operations and some of whom participated in its design.

     Dependence on Proprietary Software Applications. The Company's success depends, in part, upon its proprietary technology, specifically the integrated software programs comprising the SubroSystem. Although, federal copyright law protects certain elements of the SubroSystem, such protection neither confers a monopoly on the use of subrogation recovery software systems nor prevents competitors from developing similar systems. The SubroSystem, like all other software programs, may be subject to a variety of replication techniques (for example, reverse engineering, logic tracing, disassembly and decompilation) that would produce a functionally similar software system not covered by the Company's registered copyright. Therefore, there can be no assurance that the Company's registered copyright on the SubroSystem will preclude or deter circumvention by current or future competitors, with the effect that the Company might lose any advantage conferred by the SubroSystem.

CONSOLIDATION AMONG HEALTHCARE PAYORS: PRESSURE ON MARGINS

     Consolidation among healthcare payors could increase their bargaining strength as the number of lives insured or otherwise covered by such healthcare payors grows. This consolidation may place downward pressure on the Company's historic margins and may create additional competition from such healthcare

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payors in the form of better-equipped in-house recovery departments.
Additionally, existing clients have been and may in the future be lost through acquisition by non-client healthcare payors.

LIMITATION ON DIVIDENDS

     From August 28, 1995, the date Medaphis Corporation ("Medaphis") acquired HCRI, until May 1997 when Medaphis sold HCRI in an initial public offering (the "Offering"), the Company paid dividends to Medaphis totaling $13.6 million. Following the Offering, however, the Company has retained earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's credit facility limits its ability to pay dividends on its Common Stock.

YEAR 2000 ISSUES

     The year 2000 presents a problem for computer systems (software and hardware) that were not designed to handle any dates beyond the year 1999. The problem is pervasive and complex because virtually every computer operation will be affected in some way by the rollover of the last two digits of the year "00". In consequence, any such software and hardware will need to be modified some time prior to December 31, 1999, in order to remain functional. Computer systems that do not properly handle this rollover could generate erroneous data or fail to function.

     The Company has initiated a company-wide program to identify and address the modifications to or replacements of computer code (including data received from clients), hardware and office equipment, the testing and the implementation procedures necessary to achieve year 2000 readiness ("Y2K Readiness" or descriptively "Y2K Ready"). As a result of this program, all functions within the Company have been surveyed in order to first, identify software and hardware that are not presently Y2K Ready, and secondly, to establish a schedule for remediation or replacement of the items of software and hardware that are not Y2K Ready.

     The Company has completed its identification of the elements of its software, and hardware that are not Y2K Ready. Included among these elements are certain fields contained in the SubroSystem, the Company's on-line subrogation system. The first date of potential failure for all of these items of software, including the SubroSystem, and hardware is January 1, 2000. The completion date for replacement or remediation of all elements of Company software, including the SubroSystem, and hardware which are not already Y2K Ready, is September 30, 1999. Although the Company had previously estimated a June 30, 1999 completion date, the Company directed certain resources during the fourth quarter of 1998 to facilitate acquisitions and certain other matters which caused the delay. To date, the costs of the Company's efforts to achieve Y2K Readiness have not exceeded $75,000, and are not expected to exceed $150,000 in total.

     Management believes that the greatest risk posed to the Company's Y2K Readiness lies in the possible failure of its clients and other members of the healthcare payor industry to achieve Y2K Readiness. The Company relies on its clients to provide electronic claims data, through electronic data interfaces, as the source of information from which the Company identifies potentially recoverable claims. If clients are unable to provide such data because they are not Y2K Ready, the Company could suffer a slow-down in its recovery efforts, impairing its ability to make the recoveries from which it derives its revenue. Moreover, to the extent that payors which are potential clients fail to achieve Y2K Readiness, HCRI's ability to sell to and to install such payors may also be impaired. With respect to current clients, HCRI has undertaken a survey of each client's state of Y2K Readiness. The Company has received notifications from 70% of its client base, representing more than 70% of its installed lives. All notifications indicated that clients have Y2K efforts underway. The Company is attempting to obtain surveys from its remaining client base. However, as the Company is relying upon representations of clients Y2K Readiness in response to the surveys, the Company is closely monitoring progress through available means, and preparing for contingencies, as necessary.

     The Company's contingency planning calls for, among other things, early identification of alternative means of obtaining electronic claims data should the existing electronic data interfaces with clients fail. Contingency plans are being developed on an as-needed, client-specific basis, as warranted..
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ABILITY TO MANAGE GROWTH IN SUBROGATION BUSINESS

     The Company recently has experienced significant growth in both its revenues and the number of its employees. This growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures an the Company's operating systems. The Company is expanding its management, systems development and support, marketing, sales and customer services and upgrading the SubroSystem, which may place a strain on the Company's operations. Furthermore, the initial expenses associated with the addition of new clients may be incurred before the Company recognizes any revenues from such new clients. There can be no assurance that the Company will successfully manage its expanding operations or implement its growth strategy; and if the Company's management is unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected.

ABILITY TO EXECUTE GROWTH STRATEGY

     In addition to growing its existing subrogation recovery business, HCRI intends to extend its systems-driven, process-oriented approach, through acquisitions and internal developments, to outsourcing opportunities in other service industries. HCRI believes that future development opportunities are likely to be characterized by:

     - outsourcing services that produce predictable and recurring revenue streams;
     - competitive advantages from processes, automation and the provision of knowledge-rich services;
     - development-stage niche markets;
     - value-based pricing; and
     - a focus on (non-exclusive) healthcare information services.

     There can be no assurance that the Company will be successful in the internal development or acquisition of new lines of business or that it will be able to successfully integrate or manage new lines of business which it may develop or acquire, and if the Company's management is unable either to execute this growth strategy or to manage the resulting growth, the Company's business, operating results and financial condition could be adversely affected.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Amended and Restated Certificate of Incorporation and Bylaws of the Company may be deemed to have the effect of making difficult an acquisition of control of the Company in a transaction not approved by the Company's Board of Directors. These provisions include the ability of the Company's board of directors to issue shares of preferred stock in one or more series without further authorization of the Company's stockholders. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In the event of such issuance, the preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no current intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. These provisions may also have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company even though such a transaction might be economically beneficial to the Company and its stockholders. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing

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changes of control or management of the Company, which could adversely affect the market price of the Common Stock. Among these are provisions:

     - requiring a classified board of directors;
     - limiting the person able to, and the procedures for, calling a special meeting of the stockholders; and
     - requiring certain supermajority stockholder votes to amend certain of the foregoing provisions.

     On February 12, 1999, the Board of Director adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company. The dividend was payable to stockholders of record on March 1, 1999. The Rights, which will initially trade with the common stock, separate and become exercisable only upon the earlier to occur of (i) 10 days after the date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated persons has acquired 20% or more of the common stock (such person or group being hereinafter referred to as an "Acquiring Person") or (ii) 10 days (or such later date as the Board of Directors shall determine) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer that could result in such person or group owning 20% or more of the common stock (the earlier of such dates being called the "Distribution Date"). When exercisable, each Right initially entitles the registered holder to purchase from the Company one one-hundredth of a share of a newly created class of preferred stock of the Company at a purchase price of $65 (the "Purchase Price"). The Rights are redeemable for $0.001 per Right at the option of the Board of Directors. The Rights expire on March 1, 2009.

     If any person becomes an Acquiring Person, each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, in lieu of shares of preferred stock and upon payment of the Purchase Price, shares of Common Stock having a value equal to two times the Purchase Price of the Right. Also, if at any time on or after the Stock Acquisition Date, (i) the Company is acquired in a transaction in which the holders of all the outstanding shares of Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Company's assets, cash flow or earning power is sold or transferred other than in the ordinary course of business, then each holder of a Right shall thereafter have the right (the "Flip-Over Right") to receive, in lieu of shares of preferred stock and upon exercise and payment of the Purchase Price, common shares of the acquiring company having a value equal to two times the Purchase Price. If a transaction would otherwise result in a holder having a Flip-In as well as a Flip-Over Right, then only the Flip-Over Right will be exercisable. If a transaction results in a holder having a Flip-Over Right subsequent to a transaction resulting in the holder having a Flip-In Right, a holder will have a Flip-Over Right only to the extent such holder's Flip-In Rights have not been exercised.

PROFESSIONAL LIABILITY AND INDEMNITY OBLIGATIONS TO CLIENTS

     From time to time, the Company may be subject to claims from its clients that it failed to provide services in accordance with its contract or that its recovery activities have harmed the client. To date, no client has terminated its contract with the Company based upon the failure to provide services, nor has any client asserted that the Company has in any way damaged its business. The Company has agreed to indemnify and hold certain of its clients harmless from negligent acts or omissions of the Company in the performance of recovery services. Although the Company maintains, and intends to continue maintaining, insurance covering these types of risks, there can be no assurance that such insurance will be an adequate amount or will be available at reasonable costs in the future.

STOCK PRICE VOLATILITY

     The Company believes that a variety of factors could cause the price of the Common Stock to fluctuate, perhaps substantially, including:

     - announcements of developments related to the Company's business;
     - changes in financial estimates by securities analysts; and
     - developments in the Company's relationships with its customers, distributors and suppliers.

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     In addition, in recent years the stock prices of companies have experienced extreme price fluctuations, which have often been unrelated to the operating performance of such companies. Similar fluctuations may adversely affect the market price of the Common Stock in the future.

     This Safe Harbor Statement supersedes the Safe Harbor Statements filed as
Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q, for the period ending September 30, 1998.

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